                                 EXHIBIT d.(vi)

         Form of Amendment Number 2 to Investment Sub-Advisory Agreement
                     with Wellington Management Company, LLP

                              AMENDMENT NUMBER 2 TO
                        INVESTMENT SUB-ADVISORY AGREEMENT


         The Investment Sub-Advisory Agreement between HL Investment Advisors, LLC ("HL Advisors"), formerly known as HL Investment Advisors, Inc., and Wellington Management Company, LLP ("Wellington Management") dated May 29, 1998, as amended (the "Agreement") is hereby amended to include Hartford Global Health HLS Fund and Hartford Global Technology HLS Fund (the "Funds") as two new Portfolios. All provisions in the Agreement shall also apply to the Funds except as stated below.

         The sub-advisory fee for the two new portfolios shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of the Funds


                  NET ASSET VALUE               ANNUAL RATE
                  ---------------               -----------
                  First $50,000,000
                  Next $100,000,000
                  Next $350,000,000
                  Amount Over $500,000,000

         Wellington Management may waive all or a portion of these fees from time to time as agreed between the parties.

         This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the ____ day of __________, 2000.


                                    HL INVESTMENT ADVISORS, LLC


                                    By:  ____________________________




                                    WELLINGTON MANAGEMENT
                                    COMPANY, LLP


                                    By:  ____________________________